Exhibit 99.2

Aldeyra Therapeutics Provides Update on NS2 Clinical Program

Lexington, MA, March 2, 2015 Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, today provided an update on its planned clinical trial programs in noninfectious anterior uveitis and Sjögren-Larsson Syndrome, as part of its webcast presentation at the Cowen and Company 35th Annual Healthcare Conference on Monday, March 2, 2015 at 4:50 p.m. ET.

Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra, commented, “As we work to finalize the clinical trial protocol in both noninfectious anterior uveitis and Sjögren-Larsson Syndrome, we have remained in close contact with the FDA. Based on their requirements, we have amended and submitted an updated trial protocol for noninfectious anterior uveitis with regard to the severity of patients and the frequency of dosing. We believe that the updated protocol will satisfy these requirements and, pending FDA and IRB review, we remain on track to generate data from both of our clinical programs in 2015.”

The U.S. Food and Drug Administration (FDA) has notified Aldeyra that, before initiation of Aldeyra’s planned Phase II clinical study of NS2 in patients with noninfectious anterior uveitis, the protocol submitted as part of the company’s Investigational New Drug Application requires amending. Aldeyra has submitted an amended protocol that the Company believes will be acceptable to the FDA. Specifically, in the amended protocol, a minority subset of the most severe uveitis patients are excluded from enrollment, and the frequency of dosing was reduced to treat less severe disease and match the dosing frequency employed in the Phase I study. Consistent with earlier guidance, and subject to FDA review of the modified protocol, the trial is expected to begin enrollment in the first half of 2015, with preliminary data available by the end of the year.

The company’s Phase II clinical trial of a dermatologic formulation of NS2 to treat ichthyosis and other skin manifestations of Sjögren-Larsson Syndrome is expected to begin enrollment pending final Institutional Review Board (IRB) approval. Consistent with earlier guidance, final data from the trial are expected in the second half of 2015.

NS2 is an aldehyde-binding small molecule based on an innovative platform technology focused on trapping free aldehydes, which are toxic and pro-inflammatory mediators of numerous diseases. By decreasing aldehyde load, NS2 may mitigate pathologic inflammation and address other diseases where aldehydes are thought to mediate pathology.

To access the webcast of Aldeyra’s presentation, please visit the Investors section of the Company’s website at www.aldeyra.com. An archived version of the webcast will be available for 14 days following the presentation.

About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra plans to initiate Phase II clinical studies of NS2 in Sjögren-Larsson Syndrome and noninfectious anterior uveitis in 2015. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “aim,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the FDA’s acceptance of the modified protocol for Alderya’s planned Phase II clinical trial of an ophthalmic formulation of NS2 to treat acute noninfectious uveitis, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval to conduct clinical trials and to commercialize Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Alderya’s Annual Report on Form 10-K for the year ended December 31, 2014, which will be filed with the SEC in the first quarter of 2015.

In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

David Burke

The Ruth Group

Tel: +1 646-536-7009

dburke@theruthgroup.com